EXHIBIT 99.1

[LOGO OF ACE] ace limited	ACE Limited ACE Global Headquarters 17 Woodbourne Avenue Bermuda Hamilton HM 08 Bermuda	PO Box 1015 Hamilton HM DX 441 295-5200 main 441 292-8675 fax www.acelimited.com	News Release

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson (441) 299-9283

Media Contact:	Anna Lowry (441) 278-6683

ACE Limited Reports first QUARTER RESULTS

HAMILTON, Bermuda, April 27, 2004 —ACE Limited (NYSE: ACE) today reported net income for the first quarter ended March 31, 2004 of $447 million or $1.53 per share, compared with net income of $247 million or $0.90 per share for the prior year. Income excluding net realized gains (losses) for the first quarter increased 47% to $411 million, or $1.40 per share, compared with $279 million or $1.02 per share for the same period a year ago. (1)

Brian Duperreault, Chairman and Chief Executive Officer of ACE Limited, commented: “ACE continues to make progress on every front. We grew rapidly in our key businesses, improved our margins and strengthened our balance sheet. Tomorrow, the successful initial public offering of our Financial Guaranty business will be closed, putting ACE in the strongest position it has ever been in to face the new business opportunities that lie ahead.”

Other first quarter operating highlights were as follows:

•	Net premiums written increased 11% to $3.2 billion, reflecting P&C net premium growth of 26%

•	The P&C combined ratio improved to 88.4% for the quarter compared with 90.6% a year ago

•	Operating cash flow amounted to $1.2 billion for the quarter

•	Cash and invested assets increased by $2.2 billion

•	Net investment income increased 16% to $238 million, reflecting P&C net investment income growth of 19%

•	Shareholders’ equity increased 6% from year-end to $9.4 billion and 40% over the prior year

•	Tangible equity rose to $6.7 billion, a gain of 9% from year-end and 68% over the prior year

•	Debt to total capital ratio fell to 16.1% from 16.9% at year-end 2003

•	Annualized return on equity for the quarter ended March 31, 2004 was 18.7%; excluding FAS 115, it was 20.4%

•	Diluted book value per share as of March 31, 2004 increased 6% to $31.36(2)

Financial results improved over the prior year’s results for virtually every business segment. Further details are available in the financial supplement. Key items include:

•	Insurance-North American: Net premiums written increased 30% and the combined ratio improved to 89.4%.

•	Insurance-Overseas General: Net premiums written increased 22%. The segment’s combined ratio improved to 89.3%.

•	Global Reinsurance: Net premiums written were up 28%. This segment had a combined ratio of 73.5%.

•	Financial Services: Net income increased 48% for the quarter reflecting a combined ratio of 67.6%.

On April 23, 2004 ACE offered approximately 65% of Assured Guaranty Ltd. to the public. The transaction will net approximately $1 billion to ACE in cash. ACE expects to use the net proceeds to support its property and casualty insurance operations and for general corporate purposes.

Please refer to the ACE Financial Supplement March 31, 2004, which is posted on the Company’s website, for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, financial guaranty portfolio, investment portfolio and capital structure. ACE’s website reference (url) is http://media.corporate-ir.net/media_files/nys/ace/reports/fin_supp_March_31,_2004.xls. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

ACE Limited (NYSE: ACE) will host its first quarter 2004 earnings conference call and webcast on Wednesday, April 28, 2004 beginning at 8:30 a.m. EDT. The call is available via live and archived webcast at www.acelimited.com or by dialing 1-973-582-2745. Please refer to our website in the “Investor Information, Calendar of Events” for details. A replay of the call will be available until Wednesday, May 12, 2004. To listen to the replay, dial: 1-877-519-4471 (in the United States) or 1-973-341-3080 (international); passcode 4664925.

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. A component of the Standard & Poor’s 500 stock index, The ACE Group conducts its business on a worldwide basis with operating subsidiaries in approximately 50 countries. Additional information can be found at: www.acelimited.com.

1Income (loss) excluding net realized gains (losses) on investments and the tax effect of net realized gains (losses) on investments is a common performance measurement. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) on investments because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. This measure should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

2Diluted book value per ordinary share is ordinary shareholders’ equity and net proceeds from assumed conversions of outstanding in-the-money options divided by the sum of shares outstanding and the number of options assumed issued.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those, set forth in these statements. For example, the Company’s forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, new theories of liability, judicial and legislative developments, litigation tactics, the amount and timing of reinsurance recoverable, actual market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

Page 2/5

ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars)

	March 31 2004	December 31 2003
	(Unaudited)
Assets
Total investments and cash	$26,189	$24,008
Insurance and reinsurance balances receivable	3,493	2,837
Reinsurance recoverable	14,062	14,081
Other assets	8,734	8,627

Total assets	$52,478	$49,553

Liabilities
Unpaid losses and loss expenses	$27,697	$27,155
Unearned premiums	6,930	6,051
Other liabilities	8,454	7,512

Total liabilities	$43,081	$40,718

Shareholders’ equity
Total shareholders’ equity	$9,397	$8,835

Total liabilities, mezzanine equity and shareholders’ equity	$52,478	$49,553

Diluted book value per ordinary share(2)	$31.36	$29.46

ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended March 31
	2004	2003
Gross premiums written	$4,416	$4,113
Net premiums written	3,238	2,930
Net premiums earned	2,600	2,072

Losses and loss expenses	1,542	1,283
Life and annuity benefits	42	48
Policy acquisition costs	365	296
Administrative expenses’	315	260

Underwriting income (loss)	336	185
Net investment income	238	206
Other income (expense)	(17)	(6)
Interest expense	44	45
Income tax expense (benefit)	102	61

Income (loss) excluding net realized gains (losses) (1)	411	279
Net realized gains (losses)	57	(40)
Tax effect of net realized gains (losses)	(21)	8

Net income (loss)	447	247
Preference shares dividend	(11)	—
FELINE PRIDE dividend	—	(7)

Net income (loss) available to holders of ordinary shares	$436	$240

Diluted earnings per share:
Income (loss) excluding net realized gains (losses) (1)	$1.40	$1.02
Net income (loss)	$1.53	$0.90

Weighted average diluted shares outstanding	284,289,568	268,040,665

Loss and loss expense ratio	60.5%	63.4%
Policy acquisition cost ratio	14.1%	14.4%
Administrative expense ratio	12.3%	12.8%
Combined ratio	86.9%	90.6%

Ratios exclude life reinsurance business

Page 4/5

ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended March 31
	2004	2003

Gross Premiums Written
Insurance—North American	$1,905	$1,664
Insurance—Overseas General	1,674	1,406
Global Reinsurance*	629	511
Financial Services	208	532

Total	$4,416	$4,113

Net Premiums Written
Insurance—North American	$1,212	$933
Insurance—Overseas General	1,198	981
Global Reinsurance*	620	490
Financial Services	208	526

Total	$3,238	$2,930

Net Premiums Earned
Insurance—North American	$1,007	$753
Insurance—Overseas General	1,034	814
Global Reinsurance*	380	296
Financial Services	179	209

Total	$2,600	$2,072

Income (Loss) Excluding Net Realized Gains (Losses)(1)
Insurance—North American	$148	$120
Insurance—Overseas General	112	65
Global Reinsurance*	122	89
Financial Services	85	59
Corporate	(56)	(54)

Total	$411	$279

*	Includes both property and casualty reinsurance and life reinsurance

# # #

Page 5/5